British Columbia Securities Commission
BCSC

Cease Trade Order

Uranium Energy Corp.

Section 164 of the *Securities Act,* R.S.B.C. 1996, c. 418

¶ 1 Uranium Energy Corp. (the Company) was incorporated in 2003 under the laws of Nevada, United States. The Company's administration office and its investor relations contacts are in Vancouver, British Columbia. The Company maintains an operations office and three regional exploration offices in the United States. On March 5, 2007, the Company was granted reporting issuer status in British Columbia.

¶ 2 Shares of the Company have traded on the Over-the-Counter Bulletin Board (OTCBB) in the United States and on the Frankfurt and Berlin exchanges in Germany. Between March 1 and May 31, 2007, approximately 23 million shares were traded on the OTCBB at prices ranging from $US 4.27 to 9.07 (on average, approx 358,000 shares valued at $US 2,300,000 traded per day over the 64 trading days). There are 35 million shares issued and outstanding.

¶ 3 On becoming a reporting issuer in British Columbia, the Company had large historical uranium mineral resources and estimates of uranium potential at its Weesatche property in Texas (formerly called the Goliad property) and at other properties in the United States. The Company was required to file an Annual Information Form (AIF) with supporting technical reports after becoming a British Columbia reporting issuer.

Failure to file compliant Annual Information Form and Technical Reports

¶ 4 The Company has not filed technical reports in support of disclosure on its material mineral properties. Section 4.1 of National Instrument 43-101 – *Standards of Disclosure for Mineral Projects* required that the Company file these technical reports when the Company became a reporting issuer in British Columbia. These reports are overdue.

¶ 5 The Company filed a United States Securities and Exchange Commission (SEC) Form 10-KSB on April 4, 2007 as its AIF under the SEDAR categories "Annual Report" and "MD&A".

¶ 6 In its AIF, the Company failed to disclose the historical mineral resources on the Weesatche and other mineral properties material to the Company, which was a material omission.

BCSC

¶ 7 The Company has failed to complete its AIF in accordance with the Act and regulations primarily because of its failure to disclose the historical mineral resources on the Weesatche and other mineral properties material to the Company.

¶ 8 However, the Company has prominently disclosed this information in its news releases, website and investor materials.

¶ 9 Sections 4.2(1)(f) and 4.2(4) of NI 43-101 required the Company to file technical reports on its material properties when it filed its AIF.

Order

¶ 10 Under section 164(1) of the Act, the Executive Director orders that all trading in the securities of the Company cease until:

(a) it files a compliant AIF and technical reports on its material mineral properties in accordance with the Act and the regulations, and

(b) the Executive Director makes an order under section 171 of the Act revoking this order.

¶ 11 June 7, 2007

Martin Eady, CA
Director, Corporate Finance

Scan ID#197086